EXHIBIT 5.1

Alps Electric Co., Ltd.

1-7, Yukigaya-otsukamachi

Ota-ku, Tokyo, 145-8501

Japan

November 2, 2018

Re:	Registration Statement on Form F-4 of Alps Electric Co., Ltd.

Ladies and Gentlemen:

We have acted as special legal counsel to Alps Electric Co., Ltd. (the “Company”), a joint stock corporation incorporated under the Companies Act of Japan, in connection with the statutory share exchange (the “Share Exchange”) between the Company and Alpine Electronics, Inc. (“Alpine”) under the Companies Act of Japan pursuant to which all of the shares of Alpine will be exchanged for shares of the Company.

In so acting, we have been asked to render our opinion as to certain legal matters in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission on November 2, 2018 for the purpose of registering under the United States Securities Act of 1933, as amended (the “Act”), certain shares (the “Shares”) of common stock of the Company, to be issued in connection with the Share Exchange to United States shareholders of record of Alpine as a result of the Share Exchange pursuant to the share exchange agreement dated July 27, 2017 between the Company and Alpine (as amended by a memorandum of understanding concerning the amendments to share exchange agreement dated February 27, 2018 and a memorandum of understanding concerning the amendments to share exchange agreement dated July 27, 2018) (collectively, the “Share Exchange Agreement”). For such purpose, we have examined, inter alia, the following documents:

(a)

official certificates of all matters recorded in the commercial register, the Articles of Incorporation, the Regulations of the Board of Directors and the Share Handling Rules of the Company and Alpine;

(b)	certified copies of the minutes of the meetings of the Board of Directors of the Company held on July 27, 2017, February 27, 2018, and July 27, 2018;

(c)	a copy of the Registration Statement and all exhibits thereto;

(d)

executed copies of the share exchange agreement dated July 27, 2017, the memorandum of understanding concerning the amendments to share exchange agreement dated February 27, 2018 and the memorandum of understanding concerning the amendments to share exchange agreement dated July 27, 2018; and

(e)	an original of the Officer’s Certificate dated November 2, 2018 executed by Toshihiro Kuriyama, Representative Director, President of the Company.

We have also examined such certificates and other records and documents of the Company and such other matters, documents and records, and considered such questions of laws of Japan, as we have deemed necessary or appropriate for the purpose of rendering the opinion hereinafter set forth. We have relied, as to certain factual matters, upon the documents referred to in paragraphs (a) through (e) above.

Having examined the above documents and having regard to the relevant laws of Japan to the extent that they are applicable, and based on the assumptions stated below:

(A)

we are of the opinion that when the Shares have been duly issued pursuant to and in accordance with the terms and conditions of the Share Exchange Agreement, the Shares will be legally issued, fully paid and non-assessable; and

(B)

the statements set forth in the Registration Statement under the caption “TAXATION—Japanese Tax Consequences” are our opinions as to the principal Japanese income tax consequences of the Share Exchange and the ownership and disposition of the Shares to U.S. holders that are non-resident individuals of Japan or non-Japanese corporations without a permanent establishment in Japan.

In rendering the above opinion, we have assumed without independently verifying that (i) the Share Exchange Agreement is duly approved by the extraordinary general shareholders meeting of Alpine, scheduled to be held on December 5, 2018, (ii) all necessary governmental authorization, permits, consents and approvals are acquired or completed, (iii) the Company and Alpine comply with all document retention, shareholder notice and other procedural requirements imposed by the Companies Act and other applicable laws of Japan in connection with the Share Exchange, (iv) all signatures or seal impressions on any documents we reviewed are true and genuine; (v) all documents submitted to us as originals are authentic and complete; (vi) all documents submitted to us as copies are complete and conform to the originals thereof that are authentic and complete; (vii) all documents submitted to us as forms are executed substantially in such forms; (viii) all natural person-signatories who have executed or delivered the Share Exchange Agreement and all other documents related thereto on behalf of the relevant parties thereto have and had at the relevant times sufficient legal capacity to take such actions; (ix) each party (other than the Company) to each of the Share Exchange Agreement and all other documents related thereto is an entity duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, and has full and complete power and authority (corporate or otherwise) to execute and deliver, and to perform its obligations under, such document; (x) each of the Share Exchange Agreement and all other documents related thereto has been duly authorized by all the parties thereto (other than the Company); (xi) each of the Share Exchange Agreement and all other documents related thereto has been duly executed and delivered by all the parties thereto; (xii) nothing in the applicable law of any jurisdiction other than Japan would conflict with, or preclude the performance, legality, effectiveness or enforcement of, any of the Share Exchange Agreement and all other documents related thereto; and (xiii) the Share Exchange Agreement and all other documents related thereto are legal, valid and binding on the parties thereto and enforceable in accordance with their respective terms under their respective governing laws (other than Japanese law), or not otherwise contrary to public policy or any mandatory provisions of applicable laws of any jurisdiction other than Japan, as presently or hereafter in force or given effect.

The above opinion is further qualified by the assumptions and subject to the limitations set forth below:

(i)

This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters or documents not specifically referred to herein. Without any prejudice to the generality of the foregoing, nothing in this opinion should be taken as expressing an opinion in respect of any representations or warranties (except as expressly provided herein), or other information contained in the documents referred to in paragraphs (a) through (f) above or in any other document examined in connection with this opinion except as expressly provided herein;

(ii)

We are members of the bar of Japan and our opinion is limited solely to the laws of Japan effective as of the date hereof and is given on the basis that it will be governed and construed in accordance with the laws of Japan;

(iii)	We have made no investigation on any laws of any jurisdiction other than Japan and neither express nor imply any opinion as to the effect of any law of any jurisdiction other than Japan;

(iv)	We express no opinion as to the availability of specific performance, injunctive relief or any other similar remedy;

(v)

The opinion expressed above is subject to applicable bankruptcy, civil rehabilitation, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the rights of creditors generally;

(vi)

The opinion expressed above is subject to any applicable statutes of limitation, appropriate court procedures, the public order or policy, good morals doctrine, the good faith and fair dealing doctrine and the abuse of rights doctrine;

(vii)	Japanese courts may not give full effect to an indemnity for attorney’s fees or other legal costs;

(viii)

In this opinion and the Registration Statement, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concept described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a jurisdiction other than Japan would interpret Japanese legal concepts or expressions; and

(ix)	The opinion is given as of the date hereof, and no obligation is undertaken to advise the Company of any changes in any matters set forth herein after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and we also consent to the references made to us in the Registration Statement under the captions: “QUESTIONS AND ANSWERS ABOUT THE SHARE EXCHANGE AND VOTING PROCEDURES FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS”, “SUMMARY—Material Japanese Income Tax Consequences of the Share Exchange”, “THE SHARE EXCHANGE—Material Japanese Income Tax Consequences of the Share Exchange”, and “TAXATION—Japanese Tax Consequences” insofar as they relate to the provisions of Japanese taxation law therein described. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

MORI HAMADA & MATSUMOTO

By:	/s/ Akira Matsushita
Akira Matsushita

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